Exhibit 10.1

STOCK SURRENDER AND UNIT GRANT AGREEMENT

THIS STOCK SURRENDER AND UNIT GRANT AGREEMENT (this “Agreement”), effective this 13th day of December, 2013, is between GOLDEN MINERALS COMPANY, a Delaware corporation (“Company”), and JEFFREY G. CLEVENGER (“Executive”).

RECITAL

WHEREAS, Executive has previously received certain grants of restricted common stock of the Company, $0.01 par value per share (the “Common Stock”), pursuant to the Company’s 2009 Equity Incentive Plan (the “Equity Plan”) as compensation for his services as an executive officer of the Company;

WHEREAS, it has come to the attention of the Board of Directors of the Company (the “Board”) that 27,500 shares of restricted Common Stock (the “Restricted Shares”) issued in 2010 that are 100% vested and 145,000 Restricted Shares issued in 2012 that remain subject to vesting, were issued in excess of the Equity Plan limitations on annual grants to Equity Plan participants (the “Excess Restricted Shares”);

WHEREAS, the Board appointed a special committee of independent directors (the “Special Committee”) to review the circumstances surrounding the grants of Excess Restricted Shares;

WHEREAS, Executive desires to surrender the Excess Restricted Shares granted in 2010 and 2012 and the Company desires to accept such surrender; and

WHEREAS, following an interim report of the Special Committee to the Board of Directors, the Compensation Committee and the Board have concluded that it is appropriate to replace the Excess Restricted Shares with new grants of units (“Units”) under the Company’s 2013 Key Employee Long-Term Incentive Plan dated as of, and approved and adopted by the Compensation Committee and the Board effective, December 13, 2013 (the “Plan”).

NOW, THEREFORE, in order to effect the surrender of the Excess Restricted Shares and to implement the decisions of the Compensation Committee and the Board with respect to compensation of Executive, the Company and Executive hereby agree as follows.

AGREEMENTS

In consideration of the mutual promises and covenants herein contained, the parties hereto hereby agree as follows:

1.                                      Surrender of Excess Restricted Shares.  Executive hereby surrenders to the Company the Excess Restricted Shares and any and all rights he has in, and with respect to, the Excess Restricted Shares, and the Company hereby accepts such surrender of the Excess Restricted Shares.

2.                                      Grant of Units.  The Company hereby grants to Executive 27,500 Units in order to provide compensation to Executive equivalent to the compensation that it had intended to provide by grant of the 2010 Excess Restricted Shares, and 145,000 Units in order to provide compensation to Executive equivalent to the compensation that it had intended to provide by grant of the 2012 Excess Restricted Shares, with each grant made pursuant to the terms and conditions of the Plan and of this Agreement, and each having certain additional terms as set forth below:

(a)                                 27,500 Unit Grant:

Number:	27,500
Grant Date:	December 13, 2013
Vesting Schedule:	100% vested

(b)                                 145,000 Unit Grant:

Number:	145,000
Grant Date:	December 13, 2013
Vesting Schedule:	With each date below, a “Vesting Date”. 48,333 Units on Grant Date; 48,333 Units on December 14, 2014; 48,334 Units on December 14, 2015

2.                                      Vesting.

(a)                                 Executive shall have no rights to any payments with respect to the Units until the Units have vested according to the Vesting Schedule set forth above.  Vesting is conditioned upon the Continuous Service of the Executive through each Vesting Date set forth above; provided, however, that Executive’s Units shall become fully vested if the Executive’s Continuous Service is terminated by reason of the Executive’s death, Disability or Retirement.  In addition, in the event of a Change of Control, all outstanding Units shall vest in full.  For purposes of this Agreement, “Continuous Service” shall mean the uninterrupted provision of services as an Employee, with such Continuous Service ending on the date the Executive ceases to be an Employee.  Notwithstanding the foregoing, the Committee may, by resolution, at any time prior to the Executive’s termination of employment, choose to alter the above definition of “Continuous Service” for all purposes of this Agreement to be as defined in Section 2(i) of the Plan, but only if such change would not be materially adverse to the existing rights of the Participant.

(b)                                 If the Executive’s Continuous Service is terminated during the vesting period, the Executive’s remaining unvested Units (after giving effect to any accelerated vesting provided in Section 2(a) above) shall terminate and become forfeited on such date.

3.                                      Payment of Vested Units.

(a)                                 Payment in respect of Executive’s vested Units is subject to a mandatory Deferral Direction and shall be paid at the time set forth in Section 7(b) or Section 14 (if applicable) of the Plan (the “Payment Date”) (generally upon the earliest to occur of (i)a 409A Change of Control and the later of (A) the date of Executive’s Separation from Service and(B) the applicable Vesting Date of the Units as set forth above).

(b)                                 On the Payment Date, the Executive shall be entitled to receive an amount determined in accordance with Section 7(c) of the Plan (the “Settlement Amount”).

(c)                                  The Settlement Amount will generally be payable in cash; however, the Company has the right in certain circumstances specified in the Plan to pay the Settlement Amount in Shares under the Equity Plan.

(d)                                 Payments made pursuant to Units shall be subject to applicable federal, state, local and other withholding taxes, and the Company’s obligation to make payment pursuant to Units shall be subject to Executive making arrangement with the Company for the withholding of same.

4.                                      No Stockholder Rights. Executive shall not have any rights as a stockholder of the Company with respect to any Units granted to Executive under this Agreement.

5.                                      No Rights; Employment. The grant of Units, execution of this Agreement or the vesting of any Units shall not confer upon Executive any right to, or guaranty of, continued employment with Company or any of its subsidiaries, nor in any way limit the right of Company or such subsidiaries to terminate at any time the employment of or relationship with the Executive.

6.                                      Restrictions on Transfer.  Units, whether or not vested, may not be sold, assigned, transferred, by gift or otherwise, pledged or hypothecated, or otherwise disposed of, by operation of law or otherwise, at any time.  Any attempt to do so shall be null and void.

7.                                      Notices.  All notices to Executive or other persons then entitled to receive payment under this Agreement shall be delivered  to Executive at the Company’s office or such other address as shall be specified in writing by Executive or such other person. All notices to Company shall be delivered to the attention of its Chief Financial Officer at its principal office.

8.                                      Governing Law.  The Units shall be construed under and governed by the laws of the State of Delaware as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

9.                                      Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect.

10.                               Entire Agreement, Amendment.  This Agreement and the Plan contain the entire agreement between the parties hereto relating to the subject matter hereof and shall not be modified or amended in any way except in a writing signed by all of the parties hereto. All terms which are not defined in this Agreement shall bear the meaning ascribed to such terms in the Plan.  This Agreement is made pursuant to and in accordance with the Plan, and in the event of any conflict or discrepancy between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall have precedence over any conflicting or discrepant terms in this Agreement.

COMPANY:
GOLDEN MINERALS COMPANY

/s/ Robert Vogels
Name: Robert Vogels
Title: Senior Vice President and Chief Financial Officer

EXECUTIVE:

/s/ Jeffrey G. Clevenger
Name: Jeffrey G. Clevenger